EXHIBIT 10.5

CHANGE IN CONTROL AGREEMENT

This Change In Control Agreement is entered into this 22nd day of March, 2012, by and between Blue Valley Ban Corp, a Kansas corporation (the “Company”), and Bonnie McConnaughy (“Executive”).

The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to ensure that the Company and its Affiliates will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control.  The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a potential Change in Control and to provide Executive with a compensation package competitive with those of other corporations who may seek to employ Executive.  In order to accomplish these objectives, the Board and Executive agree as follows:

1.           Definitions.                      For purposes of this Agreement, the following terms will have the following meanings unless otherwise expressly provided in this Agreement:

(a)           “Affiliate” has the meaning ascribed to such term in Rule 12b-2 of Regulation 12B under the Exchange Act.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Cause” means:

(i)           Executive’s willful and continued failure to substantially perform Executive’s duties with the Company or its Affiliates (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Company that specifically identifies the manner in which the Company believes that Executive has not substantially performed his or her duties;

(ii)          the final conviction of Executive of, or an entering of a guilty plea or a plea of no contest by Executive to, a felony; or

(iii)         the willful engaging by Executive in illegal conduct or gross misconduct materially and demonstrably injurious to the Company.

For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or the instructions of a more senior officer of the Company will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its Affiliates.

(d)            “Change in Control” means the occurrence of any one of the following events:

(i)           any “person” (as defined in Section 13(d) of the Exchange Act), other than the Company or Robert D. Regnier, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 35% of the combined voting power of the Company; or

(ii)           the majority of the members of the Board is replaced during any 24-month period by directors (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i), (iii), or (iv)) whose election by the Board or nomination for election by the Company’s stockholders was not approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

(iii)          the stockholders of the Company approve and the Company consummates a merger other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company and any Affiliate, 60% or more of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 60% of the combined voting power of the Company’s then outstanding securities; or

(iv)          the stockholders of the Company approve and the Company consummates a plan of complete liquidation of the Company.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)           "Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)           “Termination of Employment” means the date Executive incurs a separation from service with the Company and its Affiliates (whether or not incorporated) that are under common control with the Company within the meaning of Section 414(b) or 414(c) of the Code, except that 50% shall be substituted for the 80% ownership level set forth in such Code sections.  For this purpose, “separation from service” shall have the meaning as set forth in Section 409A of the Code and Treasury Regulation §1.409A-1(h).  For avoidance of doubt, “Date of Termination” includes the date of Executive’s death if Executive is employed by the Company at the time of his or her death, and the date of termination of employment due to the disability of Executive.

2.           Term.           The term (“Term") of this Agreement shall commence on the date first written above and shall continue until the earliest of:

(i)            One year following the date the Company provides Executive written notice, in accordance with paragraph 8 of this Agreement, of the Company's desire to terminate this Agreement at the expiration of such one year period;

(ii)           One year following a Termination of Employment by the Company without Cause;

(iii)          A Termination of Employment by the Company for Cause; and

(iv)           A Termination of Employment for any reason other than the death or disability of Executive (as determined under the disability insurance policy applicable to the Executive) or as set forth in clause (ii) or (iii) above.  In the event of the death or disability of the Executive, the Term shall continue until the date that is two years from such death or disability.

3.           Notice of Termination for Cause.  Any termination of Executive’s employment by the Company, or by any Affiliate of the Company by which Executive is employed, for Cause shall be communicated by a Notice of Termination for Cause given to Executive in accordance with paragraph 8 of this Agreement. For purposes of this Agreement, a “Notice of Termination for Cause” means a written notice that (i) is given at least thirty (30) days prior to the Date of Termination; (ii) indicates the specific termination provision in this Agreement relied upon, (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iv) specifies the date of Termination of Employment; and (v) allows Executive at least thirty (30) days to cure the act or omission relied upon in the Notice of Termination for Cause. The failure to set forth in the Notice of Termination for Cause any fact or circumstance contributing to a showing of Cause will not waive any right of the Company or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

4.           Obligations of the Company Upon a Change in Control.  If a Change in Control occurs during the Term of this Agreement and after the date the Company has repaid all of its obligations under the Troubled Asset Relief Program (TARP), the Company will pay to Executive a lump sum cash amount equal to the product of:  (i) two times (ii) the sum of Executive’s annual base salary at the rate in effect immediately preceding the Change in Control plus the cash bonus paid to Executive with respect to the most recently closed fiscal year of the Company.  Such lump sum payment shall be paid by the Company to Executive within thirty (30) days following such Change in Control. If Executive shall have become entitled to a payment under this paragraph and dies prior to his receipt thereof, then such payment will be paid to Executive’s surviving spouse (or if not survived by a spouse, then to Executive's estate).

5.           Certain Reduction in Payments.

   (a)           In the event that it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Change in Control Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Company shall pay to Executive whichever of the following gives Executive the highest net after-tax amount (after taking into account all applicable federal, state, local and social security taxes):  (i) the Change in Control Payment, or (ii) the amount that would not result in the imposition of an excise tax on Executive under Section 4999 of the Code.  Any required reduction in the Change in Control Payment pursuant to the foregoing shall be accomplished by reducing the lump sum payment payable pursuant to paragraph 4 of this Agreement.

(b)       All determinations to be made under this paragraph 5 shall be made by an independent public accounting firm selected by the Company immediately prior to the Change in Control, which shall provide its determinations and any supporting calculations both to the Company and Executive within ten (10) days of the Change in Control.  Any such determination by such accounting firm shall be binding upon the Company and Executive.  All of the fees and expenses of such accounting firm in performing the determinations referred to in this subparagraph shall be borne solely by the Company.

6.           Confidential Information; Non-Solicitation; Non-Competition.

               (a)           Executive acknowledges that the Company’s Confidential Information (defined below) and relationships with its customers, clients, employees, and other business associates are among the Company’s most important assets.  Executive further acknowledges that, in Executive’s employment with the Company, Executive will have access to such Confidential Information and relationships and be responsible for developing and maintaining such Confidential Information and relationships.

(b)          At all times, both during and after the Term of this Agreement, Executive covenants and agrees to hold in a fiduciary capacity for the benefit of the Company and its Affiliates all secret, proprietary or confidential material, knowledge, data or any other information relating to the Company or any of its Affiliates and their respective businesses (“Confidential Information”), which has been obtained by Executive during Executive’s employment by the Company or any of its Affiliates and that has not been, is not now and hereafter does not become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement), and will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  Executive further agrees to return to the Company any and all records and documents (and all copies thereof) and all other property belonging to the Company or relating to the Company, its Affiliates or their businesses, upon termination of Executive’s employment with the Company and its Affiliates.

(c)          If full payment is made to Executive of the amount described in paragraph 4 above, for a period of one year following such payment, Executive covenants and agrees not to directly or indirectly, whether for Executive’s benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce:  (i) anyone employed by the Company or any of its Affiliates to terminate employment with, or otherwise cease a relationship with, the Company or any of its Affiliates; or (ii) anyone employed by the Company or any of its Affiliates at any time during the immediately preceding twelve (12) months to provide services of any kind to a competitor of the Company or any of its Affiliates.  Executive further agrees that, in the event any individual within the groups defined by (i) or (ii) approaches Executive about providing services to a competitor of the Company or any of its Affiliates, Executive shall reject such approach and not hire, otherwise engage or supervise such individual.

(d)          If full payment is made to Executive of the amount described in paragraph 4 above, for a period of one year following such payment, Executive covenants and agrees not to directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company or any of its Affiliates.

7.           Rights and Remedies Upon Breach of Paragraph 6.

(a)          Executive hereby acknowledges and agrees that the provisions contained in paragraph 6 of this Agreement (the “Restrictive Covenants”) are reasonable and valid in duration and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect without regard to the invalid portions.

(b)          If Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company will have the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)           The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(ii)           The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants.

8.           Notices.  Any notice provided for in this Agreement will be given in writing and will be delivered personally, or sent by certified, registered or express mail, postage prepaid.  Any such notice will be deemed given when so delivered personally, or, if mailed, on the date of actual receipt thereof.  Notices will be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other in accordance with the provisions of this paragraph:

If to the Company:

Mr. Robert D. Regnier, President
Blue Valley Ban Corp
11935 Riley
Overland Park, KS 66225-6128

If to Executive:

____________________________

____________________________

____________________________

9.           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.  Furthermore, the payment provided for under this Agreement is separate and apart from and, to the extent actually paid, will be in lieu of any payment under any policy of the Company or any of its Affiliates regarding payments generally.

10.         Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.         Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the state of Kansas (without giving effect to the choice of law provisions thereof), where the employment of Executive will be deemed to be performed, and enforcement of this Agreement or any action taken or held pursuant to this Agreement will be taken in the courts of appropriate jurisdiction in Kansas.

12.           Assignment.  This Agreement, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of the Company.

13.           Binding Agreement and Survival.  This Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns and Executive and his legal representatives.  Any right to payment arising during the Term shall survive and remain enforceable after the Term of this Agreement.

14.           Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.

15.           Headings.  The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

16.           Validity.  The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

17.           Tax Withholding.  The Company will have the right to deduct from all payments made under this Agreement to Executive any and all taxes required by law to be paid or withheld as a result of such payments.

18.           No Contract of Employment.  Nothing contained in this Agreement will be construed as a contract of employment between the Company or any of its Affiliates and Executive, as a right of Executive to continue in the employment of the Company or any of its Affiliates, or as a limitation of the right of the Company or any of its Affiliates to discharge Executive with or without cause.

19.           Compliance with Section 409A of the Code. The parties acknowledge and agree that this Agreement is intended to meet the "short term deferral" exemption under Treasury Regulation §1.409A-1(b)(4) and therefore shall be exempt from the application of Section 409A of the Code.  Notwithstanding the foregoing or any provision in this Agreement to the contrary, if this Agreement is subject to Section 409A of the Code, it shall be interpreted, construed and operated, to the extent applicable, in accordance with Section 409A of the Code and regulations and other guidance issued thereunder.  For purposes of determining whether any payment made pursuant to this Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable.  Further, expense reimbursements, if any, under this Agreement shall be made by Company on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the amount of expenses for which Executive is eligible for reimbursement during any taxable year of Executive shall not be paid by the Company in any manner that affects the amount of expenses for which Executive is eligible for reimbursement in any other taxable year.  No right of Executive to reimbursement shall be subject to liquidation or exchange for any other benefit.  If any deferred compensation payment is payable upon separation from service and is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code because Executive is a “specified employee”, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE
By:	/s/ Robert D. Regnier	/s/ Bonnie McConnaughy
Title:	President and CEO	Bonnie McConnaughy